Exhibit 3.6.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ASP GREDE INTERMEDIATE HOLDINGS LLC

This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of ASP Grede Intermediate Holdings LLC (the “Company”) is entered into this 20th day of October, 2014 by the Company and MPG Holdco I Inc. (the “Member”) pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

WHEREAS, the Company was formed on March 25, 2014 as a limited liability company pursuant to the provisions of the Act by the filing of the Certificate of Formation of the Company with the Secretary of State of the State of Delaware (the “Certificate”) and by entering into a limited liability company agreement (the “Initial Agreement”) pursuant to which ASP Grede Holdings LLC (the “Initial Member”) became a member of the Company;

WHEREAS, on July 24, 2014, the Initial Member amended and restated the Initial Agreement by entering into the Amended and Restated Limited Liability Agreement of the Company (the “Amended and Restated LLC Agreement”);

WHEREAS, as of August 4, 2014, the Initial Member held all of the outstanding Units (as defined in the Amended and Restated LLC Agreement) and no other equity interests or equity securities of the Company were outstanding;

WHEREAS, on August 4, 2014, the Initial Member filed a Certificate of Cancellation with the Secretary of State of the State of Delaware and in connection with the dissolution of the Initial Member, all of the Initial Member’s right, title and interest in and to 100% of the Units were transferred and conveyed to Metaldyne Performance Group Inc. (“MPG”) pursuant to and in accordance with Section 7.01 of the Amended and Restated LLC Agreement;

WHEREAS, on October 20, 2014, MPG entered into that certain Contribution and Exchange Agreement by and between MPG and the Member pursuant to which the right, title and interest in and to 100% of the Units were contributed to the Member; and

WHEREAS, as of the date hereof, the Member holds all of the outstanding Units and no other equity interests or equity securities of the Company are outstanding, and the Member desires to enter into this Agreement in the form hereof, among other things, to amend and restate the Amended and Restated LLC Agreement in its entirety.

1. Name. The name of the limited liability company governed hereby is ASP Grede Intermediate Holdings LLC.

2. Certificates. Eric L. Schondorf, as an authorized person within the meaning of the Act, executed, delivered and filed the Certificate. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 12.

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

8. Name and Mailing Address of the Member. The name and the mailing address of the Member are as follows:

Name	Address
MPG Holdco I Inc.	c/o American Securities LLC
299 Park Avenue, 34th Floor
New York, NY 10171

9. Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall continue until the dissolution of the Company in accordance with Section 19.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member or any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

11. Distributions. The Member shall be entitled to receive distributions, including, without limitation, tax distributions or distributions in connection with the liquidation, dissolution or winding up of the affairs of the Company, when and as determined by the Member, in its sole discretion, out of funds of the Company legally available therefore, net of any reserves, payable on such record date to the Member. All determinations made pursuant to this Section 11 shall be made by the Member in its sole discretion.

12. Management.

a. The business and affairs of the Company shall be managed by the Member. Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b. Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

c. The Member shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of administering the property of the Member.

d. The Member is specifically authorized to execute, sign, seal and deliver in the name of and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company.

e. The Member may be compensated for its services to the Company, as determined in its sole discretion.

13. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such Officer of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 13 may be revoked at any time by the Member. The initial Officers of the Company designated by the Member as of the date hereof are as follows:

Name	Title
Kevin Penn	President
Douglas Grimm	Chief Executive Officer
Louis Lavorata	Vice President
Loren Easton	Vice President
Eric L. Schondorf	Vice President and Secretary

14. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

15. Exculpation and Indemnification.

a. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of (i) the Member, (ii) any Affiliate of the Member, (iii) any officer, director, manager, member, shareholder, partner, employee, representative, trustee or agent of the Member or any of its Affiliates or a spouse of any of the foregoing, or (iv) any officer, director, manager, member, shareholder, partner, employee, representative, trustee or agent of the Company or any of its Affiliates or a spouse of any of the foregoing (each a “Covered Person”) shall be obligated personally for any such debt, obligation or liability of the Company. For purposes hereof, an “Affiliate” shall mean, with respect to a specified person, any person that directly or indirectly controls, is controlled by, or is under common control with, the specified person, with the term “control” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. In addition, for the purposes hereof, any general partner, limited partner, member or investor of a specified person shall be deemed to be an affiliate of such person.

b. No Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company. Whenever in this Agreement a Covered Person is permitted or required to make decisions in good faith, the Covered Person shall act under such standard and shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of law or in equity or otherwise.

c. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that the Covered Person reasonably believes are within such Person’s professional or expert competence.

d.

i. The Company shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable fees and expenses of counsel), judgments, orders, decrees, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings in which such Covered Person may be involved or to which such Covered Person may become subject, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, order, decree, fine, settlement or other amount is a result of such Covered Person not acting in good faith on behalf of the Company. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, other than by reason of any act or omission performed or omitted by such Covered Person that was not in good faith on behalf of the Company, the Company shall reimburse such Covered Person for his or her reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, however, that such Covered Person shall promptly repay to the Company the amount of any such reimbursed expenses paid to him or her if it shall be finally judicially determined that such Covered Person was not entitled to be indemnified by the Company in connection with such action, suit, proceeding or investigation.

ii. The obligations of the Company under this Section 15(d) shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

16. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.

17. Termination of Membership. The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 18 shall, upon the termination of the legal existence of the Member, devolve on its legal representative for the purpose of administering its property.

18. Assignments. The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest in the Company, as determined in its sole discretion.

19. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the Member, unless the Company is continued without dissolution in accordance with the Act, and (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner) and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

20. Tax Matters. The Member agrees that the Company is intended to be classified as an association taxable as a corporation for federal, state and local income tax purposes and, unless and until otherwise determined by the Member, the Company shall be treated as a corporation for purposes of federal, state and local income and other taxes, to the extent permitted by applicable law, and further agrees not to take any position or make any election, in a tax return or otherwise, inconsistent therewith.

21. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

22. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

23. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

24. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to an instrument in writing signed by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first written above.

MEMBER

MPG HOLDCO I INC.

By:	/s/ Eric L. Schondorf
Name: Eric L. Schondorf
Title: Vice President and Assistant Secretary

COMPANY

ASP GREDE INTERMEDIATE HOLDINGS LLC

By:	/s/ Eric L. Schondorf
Name: Eric L. Schondorf
Title: Vice President and Secretary

[SECOND A&R LLC AGREEMENT OF ASP GREDE INTERMEDIATE HOLDINGS LLC]